EXHIBIT 23.1
Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-171350 and 333-197216) of Sabra Health Care REIT, Inc. of our report dated February 19, 2016 with respect to the consolidated financial statements of Holiday AL Holdings LP as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, included in the Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 26, 2016.

/s/ Ernst & Young LLP

Chicago, Illinois
February 26, 2016